As filed with the Securities and Exchange Commission on September 25, 2019

Registration No. 333-08990
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8 REGISTRATION NO. 333-08990

UNDER THE SECURITIES ACT OF 1933

CRAY INC.
(Exact Name of Registrant as Specified in Its Charter)

Washington	93-0962605
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
901 Fifth Avenue, Suite 1000
Seattle, WA 98164
(Address of Principal Executive Offices) (Zip Code)

1995 STOCK OPTION PLAN, AS AMENDED
1995 INDEPENDENT DIRECTOR STOCK OPTION PLAN

(Full Title of the Plans)

Peter J. Ungaro
President and Chief Executive Officer
Cray Inc.
901 Fifth Avenue, Suite 1000
Seattle, Washington 98164
(Name and Address of Agent For Service)

(206) 701-2000
(Telephone Number, including area code, of agent for service)

Copies to:
Alan C. Smith
James D. Evans
Fenwick & West LLP
1191 2nd Avenue, 10th Floor
Seattle, Washington, 98101
(206) 389-4510

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
Cray Inc. (the “Company”) is filing this Post-Effective Amendment to the following registration statement on Form S-8 (the “Registration Statement”) to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”):

•
Post-Effective Amendment No. 1 to Registration Statement on Form S-8, File No. 333-08990, filed with the SEC on October 23, 1997, pertaining to the registration of an aggregate of 1,600,000 shares of Common Stock for issuance under the 1995 Stock Option Plan, as amended and the 1995 Independent Director Stock Option Plan.

On September 25, 2019, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated May 16, 2019, by and among the Company, Hewlett Packard Enterprise Company, a Delaware corporation (“Parent”), and Canopy Merger Sub, Inc., a Washington corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).
As a result of the Merger, any offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 25th day of September 2019. No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

CRAY INC.

By:	/s/ SERGIO LETELIER
Sergio Letelier
President and Secretary